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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RTW RETAILWINDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

May 1, 2019
Dear Stockholder:

        You are cordially invited to attend the RTW Retailwinds, Inc. 2019 Annual Meeting of Stockholders (the "Meeting"), which will be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, June 11, 2019 at the Company's corporate headquarters, 330 West 34th Street, 9th Floor, New York, New York 10001.

        RTW Retailwinds, Inc., formerly known as New York & Company, Inc. (the "Company"), is a specialty women's omni-channel and digitally enabled retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. Our portfolio includes branded merchandise from New York & Company, Fashion to Figure, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. In April 2019, we expanded our brand portfolio with the launch of Happy x Nature, Kate Hudson's first ready-to-wear collection, and Uncommon Sense, our new lingerie-meets-leisure collection. The Company's branded merchandise is sold exclusively at our 411 retail locations and online at www.nyandcompany.com, www.nyandcompanycloset.com, www.fashiontofigure.com, www.happyxnature.com, and www.uncommonsense.com.

        During fiscal 2018, we delivered improved operating performance and strengthened our balance sheet, ending the year with nearly $96 million of cash on-hand, no long-term debt and no borrowings outstanding under our credit facility. We expanded our portfolio of brands, and we changed the Company's name to RTW Retailwinds, Inc. to establish a strong and distinct corporate identity reflecting our multi-brand portfolio strategy.

        As we look to the future, we are focused on the following strategic initiatives to provide sustainable growth:

  •
  Implementing an organizational structure to support the growth of our multi-brand, omni-channel platform;

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  Acquisition of new customers and retention of existing customers;

  •
  Growth of our existing brands; and

  •
  Expanding our portfolio of brands.

        The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the Meeting.

        It is important that your shares be represented and voted at the Meeting, regardless of the size of your holdings. Whether or not you plan to attend the Meeting, we encourage you to vote on the matters for consideration.

        You may vote your shares as soon as possible through any of the voting options available to you as described in the enclosed Proxy Statement.

        We appreciate your continued interest and support in RTW Retailwinds, Inc.

Sincerely,

Gregory J. Scott
 Chief Executive Officer

RTW RETAILWINDS, INC.

330 West 34th Street, 9th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:00 a.m., Eastern Daylight Time on Tuesday, June 11, 2019.
PLACE:	RTW Retailwinds, Inc.'s corporate headquarters at: 330 West 34th Street 9th Floor New York, New York, 10001
ITEMS OF BUSINESS:	• To elect eight members to the board of directors.
• To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the 2019 fiscal year.
• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE:	You can vote if you are a stockholder of record as of Thursday, April 18, 2019.
PROXY VOTING:
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet at www.proxyvote.com, by telephone by calling 1-800-690-6903, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

Gregory J. Scott Chief Executive Officer

May 1, 2019

i

PROXY STATEMENT

Why did I receive these proxy materials?

        The Company is providing this Notice of Annual Meeting of Stockholders, Proxy Statement, voting instructions and Annual Report (the "proxy materials") in connection with the solicitation by the board of directors of RTW Retailwinds, Inc. ("RTW Retailwinds" and the "Company"), a Delaware corporation, of proxies to be voted at the Company's 2019 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

        You are invited to attend the Company's Annual Meeting of Stockholders on Tuesday, June 11, 2019 (the "Meeting"), beginning at 10:00 a.m., Eastern Daylight Time. The Meeting will be held at 330 West 34th Street, 9th Floor, New York, New York 10001. Stockholders will be admitted to the Meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What should I bring with me to attend the Annual Meeting?

        Stockholders must present a form of personal identification in order to be admitted to the Meeting.

        If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must also present proof of your ownership of RTW Retailwinds stock as of the record date for the Meeting, such as a bank or brokerage account statement, to be admitted to the Meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with RTW Retailwinds' transfer agent, Computershare Trust Company, N.A., you are considered the "stockholder of record" with respect to those shares. The proxy materials have been sent directly to you by RTW Retailwinds.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in "street name." You are considered the "beneficial owner" of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who is entitled to vote at the Annual Meeting?

        Stockholders of record at the close of business on April 18, 2019, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. You are entitled to one vote on each matter presented at the Meeting for each share of common stock you owned as of the record date. At the close of business on April 18, 2019, there were 64,827,150 shares of the Company's common stock outstanding.

How do I vote?

        You may vote using any of the following methods:

  By Internet

        The Company encourages you to vote and submit your proxy over the Internet at www.proxyvote.com.

  By Telephone

        You may vote by telephone by calling 1-800-690-6903.

  By Mail

        Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

        If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to: Broadridge, 51 Mercedes Way, Edgewood, NY 11717, Attention: Vote Processing.

  In person at the Annual Meeting

        All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote my shares?

        If you are a stockholder of record, you can revoke your proxy before it is exercised by:

  •
  written notice to: Corporate Secretary, RTW Retailwinds, 330 West 34th Street, 9th Floor, New York, NY 10001;

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  timely delivery of a valid, later-dated proxy;

  •
  timely submission of a later-dated proxy via the Internet;

  •
  timely submission of a later-dated proxy via the telephone; or

  •
  voting by ballot at the Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the previous question.

What is "householding" and how does it affect me?

        The Company has adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Company's proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company's printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to: Corporate Secretary, RTW Retailwinds, 330 West 34th Street, 9th Floor, New York, NY 10001. If multiple stockholders of record who have the same address received only one copy of these proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

        Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What is a quorum for the Annual Meeting?

        Under the Company's Second Amended and Restated Bylaws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements for each of the proposals?

        A plurality of the votes cast is required for the election of directors, which means that director nominees with the most affirmative votes are elected to fill the available seats. For the proposal to elect directors, abstentions and "broker non-votes" will not affect the outcome of the proposal, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

        The proposal to ratify the appointment of BDO USA, LLP to serve as the Company's independent registered public accounting firm for fiscal year 2019 requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Meeting. Abstentions are considered votes cast and thus will have the same effect as votes "AGAINST" for the proposal to ratify the appointment of the Company's independent registered public accounting firm.

        If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as "non-routine" matters. The election of directors is considered a "non-routine" matter. The proposal to ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2019 is considered "routine" and therefore may be voted by your broker, bank or other holder of record in its discretion if you do not provide instructions. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Meeting, assuming that a quorum is obtained.

Could other matters be decided at the Annual Meeting?

        At the date this Proxy Statement was first sent to stockholders, the Company did not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

        If other matters are properly presented at the Meeting for consideration, the individuals named in the proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

        The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies other than by use of the mail or website posting, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Who will count the vote?

        All votes will be tabulated by Broadridge, the inspector of elections appointed for the Meeting.

Other information.

        The Company's Annual Report on Form 10-K for the 52-week fiscal year ended February 2, 2019 ("fiscal year 2018") accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The fiscal years referred to in this Proxy Statement as "fiscal year 2017" and "fiscal year 2016" refer to the 53-week fiscal year that ended on February 3, 2018 and the 52-week fiscal year that ended on January 28, 2017, respectively. The 52-week fiscal year ending February 1, 2020 is referred to herein as "fiscal year 2019."

        The contents of the Company's corporate website (www.nyandcompany.com) are not incorporated by reference into this Proxy Statement.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

        The Company's board of directors currently has eight members standing for re-election to hold office until the next Annual Meeting. The Company believes that the board of directors as a whole possesses the appropriate diversity in gender, ethnicity and age, as well as experience, qualifications and skills to oversee and address the key issues facing the Company. The Company believes that each of the eight nominees for director possesses the key attributes that the Company seeks in a director, including strong, effective decision-making, communication and leadership skills. Set forth below is additional information regarding the specific experience, qualifications, attributes and skills of each director and nominee that led the Company's nomination and governance committee and the board of directors to conclude that he or she should serve as a director.

        The individuals named in the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

        Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier resignation, retirement or death.

        The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

        Lori Greeley and Arthur Reiner are not standing for re-election and will resign from the board of directors immediately before this year's Meeting, at which time the board of directors intends to reduce the size of the board to eight members.

        The board of directors unanimously recommends a vote FOR the election of these nominees as directors.

Nominees for Director

        Biographical information about the Company's nominees for director and the experience, qualifications, attributes, and skills considered by the nomination and governance committee and board of directors in determining that the nominee should serve as a director appears below.

Name	Age	Director Since	Independent
Gregory J. Scott	56	2010	No
Chief Executive Officer
Miki Racine Berardelli	49	2018	Yes
David H. Edwab	64	2003	Yes
James O. Egan	70	2012	Yes
Brenda Freeman	54	2019	Yes
Christy Haubegger	50	2016	Yes
John D. Howard	66	2002	No
Grace Nichols	72	2008	Yes
Non-Executive Chair of the Board

Nominees for Director Summary
Percentage of women	50%
Average tenure	8.0 years
Average age	60 years old

        Gregory J. Scott was named Chief Executive Officer in February 2011 and served as President from June 2010 through October 2014. Mr. Scott was appointed to the Company's board of directors on August 18, 2010. Mr. Scott has more than 30 years of retail industry experience. Most recently, Mr. Scott served as the Chief Executive Officer of Bebe Stores from February 2004 to January 2009 and also served as a member of their board of directors from August 2004 to January 2009. Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc., from May 2000 to January 2004. Mr. Scott has also held senior level merchandising positions at Ann Taylor Stores. Mr. Scott began his retail career in the executive training program at Macy's West, a division of Federated Department Stores, Inc., where he held several merchandising positions. Mr. Scott holds a B.A. from UCLA. In considering Mr. Scott as a director of the Company, the board reviewed his extensive skills and experience in specialty retailing; branding, marketing and customer experience; digital, omni-channel and eCommerce; design and merchandising; and celebrity collaborations in the retail and apparel industries, both at the management and board levels.

        Miki Racine Berardelli was appointed to the Company's board of directors on January 3, 2018. Ms. Berardelli has served as Chief Executive Officer of Kidbox LLC, a fast growing start up digital commerce business selling children's apparel and accessories. Before joining Kidbox, from 2014 to 2016, Ms. Berardelli served as President, Digital Commerce & Chief Marketing Officer of Chico's FAS, Inc. From 2009 to 2014, Ms. Berardelli served as Chief Marketing Officer of Tory Burch LLC, and from 2002 to 2009 she served as Senior Vice President of Marketing and in a number of other senior level marketing positions for Polo Ralph Lauren Corporation. From October 2013 to August 2014, Ms. Berardelli was a member of the board of directors of Sport Chalet, Inc., a specialty sporting goods retailer. She holds an M.S. from Northwestern University and a B.A. from the University of Iowa. In considering Ms. Berardelli as a director of the Company, the board considered her extensive skills and experience in specialty retailing; strategy development; branding, marketing and customer experience; digital, omni-channel and eCommerce; celebrity collaborations; and operations in the retail and apparel industry.

        David H. Edwab has served as a director since 2003. Mr. Edwab has served as an officer and director of Tailored Brands, Inc. (formerly Men's Wearhouse), a publicly traded company, for more than 20 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, as President in 1997 and as Executive Vice Chairman. Mr. Edwab currently serves as non-executive Vice Chairman of the board of directors of Tailored Brands, Inc. Mr. Edwab has experience in investment banking and private equity. Mr. Edwab is an "inactive" Certified Public Accountant and previously was a partner with Deloitte and Touche. Mr. Edwab is currently chairman of the audit committee and a member of the nomination and governance committee of the publicly traded company Vitamin Shoppe, Inc. In considering Mr. Edwab as a director of the Company, the board reviewed his extensive skills and experience in specialty retailing; strategy development; celebrity collaborations; operations; financial expertise; governance; and risk management and regulatory compliance in the retail and apparel industry and his experience having served on the boards of directors of publicly traded retailers.

        James O. Egan has served as a director since 2012. Mr. Egan served as a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund offerings and real estate and technology investments, from 1998 through 2008. Mr. Egan was the partner in charge, M&A Practice, U.S. Northeast Region for KPMG LLP from 1997 to 1998 and served as the Senior Vice President and Chief Financial Officer of Riverwood International, Inc. from 1996 to 1997. Mr. Egan began his career with PricewaterhouseCoopers (formerly Coopers & Lybrand) in 1971 and served as partner from 1982 to 1996 and a member of the Board of Partners from 1995 to 1996. From 2009 until October 2018, he served as non-executive Chairman of the board and a member of various board committees of PHH Corporation. Mr. Egan has more than 40 years of business experience across numerous industries (including retail) and public and private companies, including 25 years of public accounting experience and 10 years of private equity experience and service on the board of directors of other public and private companies. As a director, Mr. Egan brings to the board of directors a wide range of skills and experience in specialty retailing; strategy development; financial expertise; governance; and risk management and regulatory compliance.

        Brenda Freeman has served as a director since April 29, 2019. Ms. Freeman served as Chief Marketing Officer of Magic Leap, Inc. since December 2016, and was appointed as a Senior Advisor reporting directly to the CEO in 2019. Prior to that, she served as Chief Marketing Officer at the National Geographic Channel from 2015 to 2016; Head of Television Marketing at DreamWorks Animation SKG Inc. from 2014 to 2015; Chief Marketing Officer, Turner Animation, Young Adults and Kids Media at Turner Broadcasting Systems, Inc. from 2008 to 2014; and Senior Vice President, Integrated Marketing and Partnerships, Nickelodeon at MTV Networks Company from 2005 to 2008. She has also served in other leadership roles for MTV Networks Company, VH1, ABC Radio Networks, and PepsiCo, Inc. Ms. Freeman is currently on the board of directors and is a member of the audit and corporate governance committees of Avnet, Inc. Ms. Freeman has served on the board of directors of Caleres, Inc. since April 2017 and Herman Miller, Inc. since 2016. From 2012 to 2013, she served on the board of directors of Under Armour, Inc. She holds a B.S. in chemical engineering and a joint MBA in finance and marketing, each from the University of Maryland. The board benefits from Ms. Freeman's skills and experience in strategy development; branding, marketing and customer experience; digital omni-channel and eCommerce; celebrity collaborations; and governance.

        Christy Haubegger has served as a director since May 2016. Since 2005, she has been employed by Creative Artists Agency ("CAA"), leading multicultural business strategy for the company and providing insights on diverse markets to CAA's motion picture, music, marketing and television clients. Ms. Haubegger joined CAA after a successful career in the publishing and motion picture industries, having founded and served as publisher, president and CEO at Latina magazine, and served as a producer on several motion pictures. Ms. Haubegger is currently on the board of directors of Hudson Pacific Properties, Inc. She holds a law degree from Stanford University and a B.A. from the University of Texas at Austin. In considering Ms. Haubegger as a director of the Company, the board considered her significant skills and experience in strategy development; branding, marketing and customer experience; celebrity collaborations; and governance in the media and entertainment industry as well as her knowledge in reaching multicultural consumer markets.

        John D. Howard has served as a director since 2002. He is currently the Co-Managing Partner of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC, and was Chief Executive Officer of Irving Place Capital from 2008 to 2015. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, and the head of the merchant banking business of Bear, Stearns & Co. Inc. from its inception in 1997 to 2008. From 1990 to 1997, he was a co CEO of Vestar Capital Partners, Inc., a private equity investment firm specializing in management buyouts. Previously, he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard also currently serves as a director of rag & bone, Inc., Bendon, Inc. and several other private companies. In considering Mr. Howard as a director of the Company, the board considered his knowledge in finance and capital structure, his skills and experience in specialty retailing; strategy development; branding, marketing and customer experience; design and merchandising; celebrity collaborations; and operations, as well as his extensive experience as an investor in the retail industry.

        Grace Nichols was appointed to the role of non-executive chair of the Company's board of directors in February 2011 and has served as a director since 2008. Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria's Secret Stores from 1992 until she retired in January 2007. Ms. Nichols also served on the board of directors of Intimate Brands, Inc. from 1995 to 1999. Prior to joining Limited Brands, Ms. Nichols held various senior merchandising positions in teen's and women's apparel at The Broadway Southern California divisions of Carter, Hawley, Hale, Inc. Ms. Nichols currently sits on the board of directors of Tailored Brands, Inc., a publicly traded company, and served as a director of Pacific Sunwear of California, Inc. from 2007 to 2012, while it was a publicly traded company. In considering Ms. Nichols as a director of the Company, the board reviewed her extensive experience as a senior executive in the retail industry and her skills and experience in specialty retailing; strategy development; branding, marketing and customer experience; design and merchandising; and her ability to understand and analyze the operational and management challenges associated with large retailers.

Board and Committee Membership

Overview

        The Company's business, property and affairs are managed under the direction of the Company's board of directors. The board of directors has established three primary committees consisting of an audit committee, a nomination and governance committee, and a compensation committee. In addition, from time to time, the board of directors may establish a committee whose responsibilities vary depending on the new committee's objectives, as determined by the full board of directors. The Company has a majority of independent directors on its board. Its audit committee, nomination and governance committee, and compensation committee are each composed entirely of independent directors. Members of the Company's board of directors are kept informed of its business through discussions with the Company's Chief Executive Officer and other officers and by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

        The Company's board of directors believe that it is important for board and committee membership to be "refreshed" by adding new directors from time to time. By annually identifying and mapping individual skillsets, backgrounds and experiences, and annually engaging in a director self-assessment and evaluation process, the board of directors prioritizes refreshment and succession planning. The annual skillset mapping in fiscal year 2018 identified an opportunity to further enhance the board of director's skills and experience in areas of particular importance to the success of the Company's strategic initiatives. As a result, the Company's board of directors elected Brenda Freeman to serve as an independent member of the board effective April 29, 2019.

Board Leadership Structure

        The board of directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company's stockholders. The Company's current leadership structure is comprised of a non-executive chair of the board of directors, three primary board committees, and a Chief Executive Officer. Although the board of directors does not currently have a formal policy as to whether the roles of chair of the board of directors and Chief Executive Officer should be vested in the same individual or different individuals, the board of directors believes that the separation of the roles of chair of the board of directors and Chief Executive Officer is currently in the best interest of the Company's stockholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

The Board's Role in Risk Oversight

        The board of directors has an active role in the oversight of management and the Company's risks. This oversight is conducted primarily through the audit committee, but the full board of directors has retained responsibility for general strategic oversight of risk. The audit committee discusses with management the Company's guidelines and procedures governing the process by which it undertakes risk assessment and risk management, including major significant financial risk exposures and the steps management has taken to monitor and control such exposures. The Company's internal audit department performs an annual comprehensive company-wide risk assessment which encompasses a review of all departments and their significant areas of risk, including operational, compliance, and financial risks. This assessment process is designed to gather data regarding the important risks that could impact the Company's ability to achieve its objectives and execute its strategies. The assessment is reviewed by the Company's Chief Executive Officer and the Chief Financial Officer, who then presents the assessment to the audit committee of the board of directors to facilitate discussion of high risk areas.

        The compensation committee reviews the Company's compensation policies and practices for all employees in the context of risk management. This assessment includes a review of the mix between short-term and long-term compensation, base salary versus incentive compensation, performance metrics, and the type of equity awards and level of equity holdings. Based upon this review, the compensation committee has determined that the Company's compensation practices are not reasonably likely to have a material adverse effect on the Company.

        The nomination and governance committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board and committee composition, corporate governance policies and practices, ethics and related matters.

Board Meetings

        The board of directors of RTW Retailwinds, Inc. is currently comprised of ten directors, eight of whom are standing for re-election. Lori Greeley and Arthur Reiner are not standing for re-election and will resign from the board of directors immediately before this year's Meeting, at which time the board of directors intends to reduce the size of the board to eight members.

        During fiscal year 2018, the board of directors met five times. Each director attended at least 75 percent of the aggregate of (1) the number of meetings the board of directors held during the period in which he or she was a director and (2) the number of meetings of all committees of the board held during the period in which he or she served as a member of the respective committee. Four members of the board of directors attended the Company's Annual Meeting on June 12, 2018. All board members are encouraged to attend the Annual Meeting.

Executive Sessions

        The non-management members of the Company's board of directors hold regularly scheduled executive sessions without management that are chaired by the presiding director. Grace Nichols is the non-executive chair of the board of directors and serves as the presiding director of the non-management directors of the Company.

Self-Evaluations

        The board of directors, as well as its audit committee, compensation committee and nomination and governance committee each conduct an annual self-evaluation, which considers a number of elements, such as the performance of each committee and the board of directors as a whole. The results of these evaluations are discussed with the members of the board of directors and committee members once completed.

Committee Composition and Board Independence

        The following table shows the current members of the Company's board of directors, the composition of the committees, and those directors whom the board of directors has affirmatively determined to be independent under the New York Stock Exchange corporate governance standards:

Director	Audit Committee	Compensation Committee	Nomination & Governance Committee	Independent Director
Gregory J. Scott
Miki Racine Berardelli
David H. Edwab			(C)
James O. Egan	(C)
Brenda Freeman(1)
Lori H. Greeley(2)		(C)
Christy Haubegger
John D. Howard
Grace Nichols(*)
Arthur E. Reiner(2)

Legend:

(C)
Chair of committee

(*)
Non-executive chair of the board of directors and presiding director of the non-management directors

(1)
Ms. Freeman was appointed to the board of directors effective April 29, 2019 and has not yet been appointed to any committees.

(2)
Ms. Greeley and Mr. Reiner are not standing for re-election and will resign from the board of directors immediately before this year's Meeting. The board of directors will consider their replacements on the compensation committee and audit committee, respectively, following the Meeting.

The Audit Committee

        Under the terms of its charter, the audit committee represents and assists the board of directors with the oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent registered public accounting firm, the performance of the Company's internal audit function, and the preparation of an audit committee report as required by the SEC to be included in the Company's annual proxy statement. The committee has sole authority to retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the committee believes to be necessary or appropriate, including the sole authority to approve such consultants' fees and other retention terms.

        The audit committee also has an active role in the oversight of the Company's information technology and cybersecurity risks. The audit committee discusses with management the Company's guidelines and procedures governing the process by which it undertakes information technology and cybersecurity risk exposures and the steps management has taken to monitor and control such exposures. To assist the audit committee with the oversight of such risk exposures, the board of directors engaged an information technology and cybersecurity expert ("IT Expert") to serve as an advisor to the board and to attend meetings of the board of directors and the audit committee. The Company's Chief Technology Officer provides updates to the audit committee on a quarterly basis (or more frequently if needed) as to the significant areas of risk related to information technology and cybersecurity. These updates are reviewed by the audit committee and the IT Expert, who then present an update to the board of directors to facilitate discussion of high risk areas.

        The audit committee meets to review the Company's quarterly and annual financial statements, and holds periodic meetings separately with management, the IT Expert, the internal auditor, and the independent registered public accounting firm. In fiscal year 2018, the committee met ten times.

        The board of directors has determined that Mr. Edwab and Mr. Egan are "audit committee financial experts" for purposes of the SEC's rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Edwab, Mr. Egan, and Mr. Reiner are independent members of the board of directors and the audit committee in accordance with the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3.

The Compensation Committee

        Under the terms of its charter, the compensation committee is directly responsible for assisting the board of directors in its oversight of compensation for the Company's senior management, compensation for the board of directors, evaluation and succession planning for the Chief Executive Officer and senior management, and other related matters. The committee has sole authority to retain and terminate any executive compensation consultants engaged to provide advice to the committee related to its responsibilities, including the sole authority to approve such consultants' fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. In fiscal year 2018, the compensation committee met six times.

The Nomination and Governance Committee

        Under the terms of its charter, the nomination and governance committee is responsible for assisting the board of directors in its oversight of board composition, corporate governance policies and practices, ethics and related matters. It also assists the board of directors in fulfilling its responsibilities relating to the Company's compliance procedure for the code of business conduct. In fiscal year 2018, the nomination and governance committee met three times.

        The nomination and governance committee periodically reviews the appropriate size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. In evaluating and determining whether to recommend a candidate to the board of directors, the committee reviews the appropriate skills and characteristics required of board members in the context of the background of existing members and in light of the perceived needs for the future development and operation of the Company's business, including issues of board diversity and experience in different substantive areas, such as eCommerce, retail operations, marketing and social-media, technology, cybersecurity, distribution, real estate and finance. Furthermore, although there is no formal policy concerning diversity considerations, the nomination and governance committee does consider diversity with respect to gender, ethnicity and age, as well as diversity of viewpoint, skills and experience in determining the appropriate composition of the board of directors and identifying director nominees. Candidates may come to the attention of the committee from a variety of sources, including current board members, stockholders, management, and search firms. The committee has the sole authority to retain and terminate any search firm used to identify candidates for the board of directors, including the sole authority to approve such firm's fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See "STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING" for procedures describing how a stockholder can submit a proposal to the board of directors.

2018 Director Compensation

        During fiscal year 2018, the compensation committee engaged Korn Ferry, an independent consultant, to evaluate the Company's director compensation, including the compensation of the non-executive chair of the board of directors, compared to a peer group of companies. The board of directors approved the following compensation package for the board of directors and the non-executive chair of the board of directors: The compensation package included an annual retainer for each director of $50,000 ($150,000 for the non-executive chair of the board of directors). The annual retainer for service as the chair of a committee of the board of directors was as follows: $20,000 for the audit committee; $15,000 for the compensation committee; and $10,000 for the nomination and governance committee. The annual retainer for service as a member of a committee of the board of directors was as follows: $10,000 for the audit committee; $7,500 for the compensation committee; and $5,000 for the nomination and governance committee. In addition, from time to time, the board of directors may establish a committee whose responsibilities vary depending on the new committee's objectives, as determined by the full board of directors. Members of such committees may be paid additional fees.

        In addition, 2018 director compensation included a restricted stock award with a fair market value of $85,000 ($150,000 for the non-executive chair of the board of directors) on the date of the grant, which was June 12, 2018. The restricted stock award vests on June 1, 2019, subject to continued service as a board member through such date. New board members are issued a share-based award, typically restricted stock, upon the effective date of their appointment to the board of directors, and that award vests ratably over a three-year period. Compensation paid to a newly appointed board member is prorated based on the number of quarterly board meetings that remain until the Company's next annual meeting of stockholders.

        In August 2018, the Company's board of directors approved an increase in the stock ownership requirement for independent members of the board of directors from $80,000 to $150,000. The revised stock ownership guidelines require the Company's independent directors to own any form of vested and/or unvested equity of the Company having a fair market value of at least $150,000 at all times subsequent to the fifth anniversary of i) the August 2018 change in stock ownership guidelines for independent members of the board of directors at such time and ii) the fifth anniversary of any new director's appointment to the Company's board of directors after August 2018.

        Mr. Howard and Mr. Scott did not receive compensation for their services as non-independent members of the Company's board of directors. Ms. Freeman was appointed to the board of directors effective April 29, 2019. Board members are reimbursed for reasonable travel expenses for in-person attendance at board of directors and committee meetings. The following table summarizes the principal components of fiscal year 2018 compensation for the Company's board of directors. The compensation set forth below fully reflects compensation for services performed as a member of the Company's board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bodil M. Arlander(2)(3)	5,000	—	—	—	—	—	5,000
Miki Racine Berardelli	95,000	100,000	—	—	—	—	195,000
David H. Edwab(2)	130,000	85,000	—	—	—	—	215,000
James O. Egan(2)	80,000	85,000	—	—	—	—	165,000
Lori H. Greeley	65,000	85,000	—	—	—	—	150,000
Christy Haubegger	57,500	85,000	—	—	—	—	142,500
Grace Nichols	155,000	150,000	—	—	—	—	305,000
Arthur E. Reiner	60,000	85,000	—	—	—	—	145,000

(1)
Represents the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("ASC 718"), excluding any estimate for forfeitures. The fair value of restricted stock is based on the closing stock price of an unrestricted share of the Company's common stock on the grant date.

(2)
Fees earned by Mr. Edwab, Mr. Egan and Ms. Arlander include $60,000, $5,000, and $5,000, respectively, for serving on a strategy committee of the board of directors.

(3)
Ms. Arlander did not stand for re-election as a member of the board of directors when her term expired in June 2018.

        The following table provides information relating to outstanding equity awards held by the non-management directors at the end of the fiscal year on February 2, 2019.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested (#)
Bodil M. Arlander	—	—	—
Miki Racine Berardelli	—	—	26,055
David H. Edwab	—	—	20,581
James O. Egan	—	—	20,581
Lori H. Greeley	—	—	20,581
Christy Haubegger	—	—	22,335
Grace Nichols	—	—	36,319
Arthur E. Reiner	—	—	20,581

 CORPORATE GOVERNANCE

Board Committee Charters

        The charters for the Company's audit committee, compensation committee, and nomination and governance committee are available free of charge on the Company's website at www.nyandcompany.com.

Corporate Governance Guidelines

        The Board's responsibility is to oversee, on behalf of stockholders, the conduct of the Company's business, to provide advice and counsel to the Chief Executive Officer and senior management, to protect the Company's best interests and to foster the creation of long-term value for stockholders. As of April 18, 2019, the Company's board of directors and executive officers owned or controlled 52.5% of the Company's outstanding common stock and therefore are fully aligned with the financial interests of all stockholders of the Company. Please refer to the "Securities Ownership" table in this Proxy Statement.

        The board of directors of the Company adopted corporate governance guidelines to assist in the exercise of its responsibilities. The Company's corporate governance guidelines are available free of charge on the Company's website at www.nyandcompany.com.

Code of Business Conduct

        The Company has a code of business conduct that applies to all Company associates, including its principal executive officer, principal financial officer and principal accounting officer, as well as members of the board of directors. In addition, the Company has a code of conduct for principal executive officers and key financial associates, which is supplemental to the code of business conduct. The code of business conduct and the code of conduct for principal executive officers and key financial associates are available free of charge on the Company's website at www.nyandcompany.com. Any updates or amendments to these guidelines, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder Communications with the Board of Directors

        Stockholders and other interested parties may contact the board of directors, the presiding director, or the non-management directors as a group (c/o the Chair of the Nomination and Governance Committee) at the following address:

Board of Directors or
Chair of the Nomination and Governance Committee
RTW Retailwinds, Inc.
330 West 34th Street
9th Floor
New York, NY 10001

        Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company's board of directors using the above address or through the Company's Ethics Hotline. Information about how to contact the board of directors and the Ethics Hotline is also available on the Company's website at www.nyandcompany.com.

ITEM 2—Ratification of Independent Registered Public Accounting Firm

        The Company is asking its stockholders to ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm. Although ratification is not required by the

Company's bylaws or otherwise, the board of directors is submitting the selection of BDO USA, LLP to the Company's stockholders for ratification because the Company values its stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company's stockholders fail to ratify the selection, it will be considered as a non-binding direction to the board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board of directors, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        Representatives of BDO USA, LLP are expected to be present at the Meeting and available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

        The board of directors unanimously recommends a vote FOR the ratification of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2019.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services paid to BDO USA, LLP for fiscal year 2018 and fiscal year 2017.

	Fiscal Year 2018	Fiscal Year 2017
Audit fees(1)	$714,950	$660,732
Audit-related fees(2)	46,890	—
Tax fees	—	—
All other fees	—	—

Total	$761,840	$660,732

(1)
Audit work performed in connection with the annual financial statements and the effectiveness of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents and review of documents filed with the SEC.

(2)
Fees for work related to the Company's Registration Statement on Form S-3, filed with the SEC on August 10, 2018.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

        Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval: (i) audit, (ii) audit-related, (iii) tax and (iv) other services.

        The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

        The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Audit Committee Report

        In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. The Company's independent registered public accounting firm, BDO USA, LLP, is responsible for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, reviewing the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        During fiscal year 2018, the audit committee met and held discussions with management and the independent registered public accounting firm and independently as a committee. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements as of and for the year ended February 2, 2019 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the audit committee reviewed and discussed with management and the Company's independent registered public accounting firm both management's annual report on internal control over financial reporting and the report of the independent registered public accounting firm thereto. The audit committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or PCAOB.

        In addition, the audit committee has also received from the independent registered public accounting firm the written disclosures regarding the auditors' independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors' independence. The audit committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditors' independence. The audit committee has concluded that the independent registered public accounting firm, BDO USA, LLP, is independent from the Company and its management.

        The audit committee discussed with the Company's independent registered public accounting firm the overall scope and plans for its integrated audit of the Company's financial statements and internal control over financial reporting. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 2, 2019, for filing with the Securities and Exchange Commission.

May 1, 2019

Audit Committee of the Board of Directors:
James O. Egan (Chair)
David H. Edwab
Arthur E. Reiner

EXECUTIVE OFFICERS

        The following table sets forth the name, age and principal position of each of the Company's executive officers:

Name	Age	Position
Gregory J. Scott	56	Chief Executive Officer and Director
Sheamus Toal	49	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Faeth Bradley	48	Executive Vice President, Human Resources

        Mr. Worthington and Ms. Pearlman are no longer employed with the Company, effective as of December 3, 2018 and January 10, 2019, respectively.

        See the table under "Nominees for Director" for the past business experience of Gregory J. Scott.

        Sheamus Toal was named Executive Vice President, Chief Financial Officer in October 2008 and assumed the additional role of Chief Operating Officer on December 3, 2018. Mr. Toal joined the Company in 2004, serving in roles with increasing responsibility, including Executive Vice President, Chief Accounting Officer, Controller and Treasurer and has served as its Principal Accounting Officer since 2004. Prior to his employment with the Company, Mr. Toal was Vice President and Controller of Footstar, Inc. (a specialty retailer) from 2002 to 2004 and was its Controller from 2001 to 2002. Prior to that, Mr. Toal served in a variety of senior financial management positions with Standard Motor Products, Inc. from 1997 to 2001. Mr. Toal began his career with KPMG LLP where he served in various roles, including a management level position within KPMG's Manufacturing, Retail and Distribution Group. Mr. Toal holds a B.S. in Accounting from St. John's University. Mr. Toal is a Certified Public Accountant in the state of New York.

        Faeth Bradley was named Executive Vice President, Human Resources in December 2011. From 2004 to 2011, Ms. Bradley was with Coach, a specialty retailer of modern classic American accessories, where she served as Division Vice President, Human Resources, from 2007 to 2011. Ms. Bradley's prior professional experience includes various human resources leadership roles for Sallie Mae, XO Communications and Alcatel. Ms. Bradley started her career at Freddie Mac. Ms. Bradley has more than 20 years of experience in human resources and holds a M.S. from Virginia Tech University and a bachelor's degree from George Mason University.

 SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5%
OR MORE OF THE COMPANY'S COMMON STOCK

        The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of April 18, 2019. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and certain other equity instruments held by that person that are currently exercisable or that will become exercisable within 60 days after April 18, 2019, are deemed to be outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)
Gregory J. Scott	1,114,875	(2)	1.7%
Sheamus Toal	566,621	(3)	*
Faeth Bradley	398,546	(4)	*
John M Worthington	—	(5)	*
Michelle Pearlman	—	(5)	*
Miki Racine Berardelli	26,055	(6)	*
David H. Edwab	166,467	(7)	*
James O. Egan	160,044	(8)	*
Brenda Freeman	—	(9)	*
Lori H. Greeley	92,580	(10)	*
Christy Haubegger	67,990	(11)	*
John D. Howard	31,618,972	(12)	48.8%
Grace Nichols	374,815	(13)	*
Arthur E. Reiner	167,261	(14)	*
IPC/NYCG LLC	31,618,972	(12)	48.8%
Kanen Wealth Management, LLC.	4,587,988	(15)	7.1%
Paradigm Management, Inc.	5,791,100	(16)	8.9%
All directors and executive officers as a group (12 persons)	34,754,226		52.5%

*
Less than 1.0%.

(1)
For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 64,827,150 shares of common stock outstanding on April 18, 2019. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to its knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 330 W. 34th Street, 9th Floor, New York, New York, 10001.

Each stock appreciation right ("SAR") included in the table represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
Gregory J. Scott—Includes 186,340 shares of common stock, 153,688 shares of restricted stock, 54,367 vested deferred stock units, and 720,480 SARs. Common stock includes 176,340 shares indirectly beneficially owned by the Gregory John Scott Living Trust.

(3)
Sheamus Toal—Includes 206,489 shares of common stock, 38,442 shares of restricted stock, 34,997 vested deferred stock units, and 286,693 SARs. Common stock includes 19,000 shares, indirectly beneficially owned by the reporting person as custodian for his daughter.

(4)
Faeth Bradley—Includes 64,691 shares of common stock, 32,295 shares of restricted stock, 7,198 vested deferred stock units, and 294,362 SARs.

(5)
Mr. Worthington and Ms. Pearlman are no longer employed with the Company, effective as of December 3, 2018 and January 10, 2019, respectively.

(6)
Miki Racine Berardelli—Includes 1,806 shares of common stock and 24,249 shares of restricted stock.

(7)
David H. Edwab—Includes 145,886 shares of common stock and 20,581 shares of restricted stock.

(8)
James O. Egan—Includes 73,586 shares of common stock and 86,458 shares of vested deferred stock units.

(9)
Ms. Freeman was appointed to the board of directors effective April 29, 2019.

(10)
Lori H. Greeley—Includes 71,999 shares of common stock and 20,581 shares of restricted stock.

(11)
Christy Haubegger—Includes 23,267 shares of common stock, 22,335 shares of restricted stock, and 22,388 shares of deferred stock units.

(12)
John D. Howard—IPC/NYCG LLC holds 31,618,972 shares of common stock. IPC Manager II, LLC is the manager of IPC/NYCG LLC, and IPCM GP, LLC is the Managing Member of IPC Manager II, LLC. IPC/NYCG LLC is an affiliate of, and is controlled by, Irving Place Capital Management, L.P. ("IPC"), together with other affiliated entities. John D. Howard and Philip M. Carpenter III, by virtue of their status as Co-Managing Partners of IPC, may be deemed to share beneficial ownership of the shares held by IPC/NYCG LLC. Mr. Howard, Mr. Carpenter and IPC disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The business address for Mr. Howard, Mr. Carpenter and each of the entities identified in this note is 745 Fifth Avenue—7th Floor, New York, New York 10151.

(13)
Grace Nichols—Includes 338,496 shares of common stock and 36,319 shares of restricted stock.

(14)
Arthur E. Reiner—Includes 146,680 shares of common stock and 20,581 shares of restricted stock. Common stock includes 146,680 shares indirectly beneficially owned by the Arthur Reiner Revocable Trust. Mr. Reiner disclaims beneficial ownership of the shares owned by these Trusts, except to the extent of his pecuniary interest therein.

(15)
This information is based on a Schedule 13D filed on August 20, 2018. Kanen Wealth Management, LLC has shared voting power over and shared dispositive power over 3,534,263 shares and sole voting power over and sole dispositive power over 1,053,725 shares. The address of Kanen Wealth Management is 5850 Coral Ridge Drive, Suite 309, Coral Springs, FL 33076.

(16)
This information is based on a Schedule 13G filed on February 12, 2019. Paradigm Management, Inc. has sole voting power and sole dispositive power over 5,791,100 shares. The address of Paradigm Management, Inc. is Nine Elk Street, Albany, NY 12207.

DELINQUENT SECTION 16(a) REPORTS

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding common stock, to file with the SEC an initial report of ownership and report changes in ownership of common stock.

        Based on the Company's records and other information, including written representations, the Company believes that during the fiscal year ended February 2, 2019, the Company's directors and executive officers satisfied all filing requirements under Section 16(a) in a timely manner, except for the Form 4 filings to report the June 12, 2018 restricted stock grant to each independent member of the board of directors, which were filed on June 20, 2018, as a result of administrative delays .

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed with management the disclosures contained in the "Compensation Discussion and Analysis" section of this Proxy Statement. Based upon this review and its discussions, the compensation committee has recommended to the Company's board of directors that the "Compensation Discussion and Analysis" section be included in the Company's 2019 Proxy Statement.

May 1, 2019
Compensation Committee of the Board of Directors:
Lori H. Greeley (Chair)
Christy Haubegger
Miki Racine Berardelli

EXECUTIVE COMPENSATION

        The purpose of the "EXECUTIVE COMPENSATION" section of this Proxy Statement is to present clear and concise disclosure of all plan and non-plan compensation awarded to, earned by, or paid to the "named executive officers," defined as: (i) the Company's Chief Executive Officer; (ii) the Company's Chief Financial Officer; (iii) the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers as of February 2, 2019, the end of fiscal year 2018; and (iv) up to two additional individuals who would have been one of the three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer, but were not serving as an executive officer as of February 2, 2019.

        The Company's named executive officers as of February 2, 2019 are as follows:

Name	Principal Position
Gregory J. Scott	Chief Executive Officer
Sheamus Toal	EVP, Chief Operating Officer and Chief Financial Officer
Faeth Bradley	EVP, Human Resources
John M Worthington	Former President and Chief Operating Officer
Michelle Pearlman	Former EVP, eCommerce and Chief Marketing Officer

        Mr. Worthington and Ms. Pearlman are no longer employed with the Company, effective as of December 3, 2018 and January 10, 2019, respectively. There were no other executive officers to be considered as a named executive officer at February 2, 2019.

Compensation Discussion and Analysis

Executive Summary of Fiscal Year 2018 Operating Performance

        Throughout fiscal year 2018, the Company's key strategic initiatives were as follows: (i) leverage its celebrity collaborations and evolve as a broader lifestyle brand through the growth of the Company's sub-brand strategy, including 7th Avenue Design Studio, Soho Jeans, Soho Street, Eva Mendes Collection, and Gabrielle Union Collection; (ii) enhance brand awareness and increase customer engagement, including growth in both the number of new private label credit card holders and the Company's existing customer database, to drive traffic online and into stores; (iii) drive growth in eCommerce sales and continue to elevate its omni-channel capabilities by providing an easy and seamless customer experience; (iv) optimize the Company's existing store base; (v) continue ongoing Project Excellence initiatives; and (vi) explore opportunities to invest in growth initiatives. Project Excellence is the Company's ongoing business re-engineering program which consists of a continuous analysis of business processes and organizational structure in an effort to improve sales productivity and operating efficiencies, as well as to reduce the Company's overall cost structure.

        The Company's operating results for fiscal year 2018 are summarized below:

  •
  Net sales for fiscal year 2018 were $893.2 million, as compared to $926.9 million for fiscal year 2017. Fiscal year 2018 included 52 weeks versus 53 weeks in fiscal year 2017. The 53rd week in fiscal year 2017 contributed $12.5 million of net sales. Comparable store sales for fiscal year 2018 increased 0.4% following an increase of 1.0% for fiscal year 2017. Contributing to the decrease in net sales was the Company's closing of 36 stores throughout fiscal year 2018, partially offset by growth in the eCommerce channel and sales from the new Fashion to Figure brand launched in the beginning of fiscal year 2018.

  •
  Gross profit for fiscal year 2018 was $279.0 million, or 31.2% of net sales, as compared to $282.8 million, or 30.5% of net sales, in fiscal year 2017.

  •
  GAAP operating income for fiscal year 2018 was $6.5 million, as compared to GAAP operating income of $6.9 million, during fiscal year 2017.

  •
  Non-GAAP adjusted operating income for fiscal year 2018 was $10.2 million, as compared to non-GAAP adjusted operating income in fiscal year 2017 of $7.7 million.

  •
  Net income for fiscal year 2018 was $4.2 million, or earnings of $0.06 per diluted share, as compared to net income of $5.7 million, or earnings of $0.09 per diluted share, for fiscal year 2017.

  •
  Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted for certain expenses) for fiscal year 2018 was $33.2 million, representing a 9.1% increase from $30.4 million in fiscal year 2017.

        Please refer to the Company's Annual Report on Form 10-K as filed with the SEC on April 17, 2019, for the Reconciliation of GAAP to Non-GAAP Financial Information.

  Executive Summary of Fiscal Year 2018 Compensation

        During fiscal year 2018, under the direction of the compensation committee (the "Committee"), the following key decisions related to executive compensation were made:

  •
  Peer Group Review.  With the assistance of the Committee's independent consultant, Korn Ferry, the Committee reviewed the peer group used for compensation benchmarking to ensure it is comprised of an appropriate comparator group of fashion retailers.

  •
  Base Salary.  Mr. Scott, Chief Executive Officer, did not receive a base salary increase in fiscal year 2018. Considering the Company's historical operating results, executive performance, and the base salaries for executive officers at the Company's peer group, among other factors, Mr. Toal and Ms. Bradley received a 5.0% and 3.8% increase in their annual base salary, respectively, in connection with their annual performance review. The other named executive officers did not receive base salary increases in fiscal year 2018. In connection with Mr. Toal's promotion to Executive Vice President, Chief Operating Officer and Chief Financial Officer in November 2018 his base salary was increased to $600,000.

  •
  Incentive Compensation.  Due to the Company's improved adjusted operating results for the spring season of fiscal year 2018, as compared to spring 2017, the Company's named executive officers earned 200% of their spring target bonus under the Company's Incentive Compensation Plan (the "IC Plan"), as described below in the "Compensation Components" section. No bonuses were earned under the IC Plan for the fall season of fiscal year 2018. For the full-year bonus period (spring and fall seasons combined), Mr. Scott, Mr. Toal, Ms. Bradley, and Ms. Pearlman earned 78% of their target bonus under the IC Plan.

  •
  Share-based Awards.  In connection with annual performance reviews, during fiscal year 2018, the Committee approved equity grants to the named executive officers consisting of stock appreciation rights ("SARs") and restricted stock that vest over time. The SARs, which are similar to stock options, will only provide value to executives if the stock price appreciates over the expected term of the award. SAR awards to executives vest over a three year period, while restricted stock awards cliff vest on the third anniversary of the grant date. In addition, Mr. Scott, the Company's Chief Executive Officer, was issued a performance-based award that vests subject to the Company achieving fiscal year EBITDA targets for fiscal years 2019 through 2021, and Mr. Scott's continued employment with the Company through March 2022.

  •
  Other Cash Incentive Compensation.  In connection with the acquisition of certain assets of the Fashion to Figure brand, Mr. Toal received a $40,000 bonus.

  •
  Benefits & Perquisites.  Executive officers participate in the Company's benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance benefits and reimbursement for eligible medical expenses not covered by the Company's benefit plan. The Company generally does not provide additional perquisites for its executive officers.

Compensation Philosophy

        The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

  •
  Align pay and performance—Provide the majority of executives' compensation opportunity through short- and long-term incentive compensation;

  •
  Drive strong business results—Support the Company's business goals of fostering profitable growth and increasing stockholder value;

  •
  Focus on long-term stockholder return—Align the interests of executives and stockholders through the use of equity compensation;

  •
  Support teamwork—Promote alignment and collaboration across corporate functions by rewarding team performance and ensuring that the Company's executives share in the success they create; and

  •
  Attract strong talent—Attract, retain and motivate high-performing executives.

The Company's Executive Compensation Practices Include:

  •
  Paying for performance—The Company provides the majority of executives' compensation opportunity through short- and long-term incentive compensation. Incentives are designed to align executive compensation with the achievement of the Company's business strategy and long-term growth initiatives.

  •
  Balancing short-term and long-term incentives—The Company believes its incentive programs provide an appropriate balance between short- and long-term incentives, as well as cash and equity.

  •
  Receiving strong shareholder support—At the Company's 2017 Annual Meeting of Stockholders, more than 90% of the votes cast on the advisory "Say-on-Pay" proposal were in favor of the Company's executive compensation. Also at the Company's 2017 Annual Meeting of Stockholders, the Company's stockholders voted to have the Company hold an advisory vote on executive compensation every three years. The Company considers the 2017 votes to indicate strong approval of its compensation philosophy. As such, the Company has maintained the same philosophy and continued to apply the principles described above in designing and implementing the Company's compensation programs. Management believes it is important to engage with shareholders to better understand how shareholders perceive the Company and to provide shareholders with an opportunity to discuss matters they believe deserve attention, including its compensation practices.

  •
  Stock ownership guidelines—The Company's Chief Executive Officer is subject to security ownership guidelines that require him to own a minimum of 250,000 shares of the Company's stock, including vested and unvested shares and/or units.

  •
  Engaging an independent compensation consulting firm—The Committee engaged Korn Ferry as its independent consultant. Korn Ferry does not provide any other consulting services to the Company.

  •
  Reviewing peer group comparison—The Committee annually reviews the Company's peer group for appropriateness.

  •
  Assessing pay competitiveness—The Committee reviews the Company's peer pay information provided by Korn Ferry to benchmark compensation levels, as well as short- and long-term incentive plan designs.

The Company's Executive Compensation Practices Do Not Include:

  •
  Entering into employment contracts with multi-year guarantees for base salary increases, bonuses or equity compensation

  •
  Allowing equity grants below 100% fair market value

  •
  Permitting executives or directors to engage in hedging transactions of the Company's stock

  •
  Repricing options without shareholder approval

  •
  Grossing up taxes on perquisites or benefits, other than on relocation related-payments that are business-related

  •
  Providing excessive perquisites or benefits to executives

  •
  Providing enhanced retirement benefits

Establishing Compensation

        The board of directors has delegated authority to the Committee with respect to the Company's overall compensation policy for senior management, granting authority to establish the annual salary and incentive compensation targets, including cash bonuses and share-based awards, for the Chief Executive Officer and the Chief Operating & Chief Financial Officer, and to approve the compensation structure for the other executive officers of the Company based upon the Committee's review of the Chief Executive Officer's recommendations.

        Twice each year, the Chief Executive Officer evaluates the performance of the other executive officers, once against their established goals and objectives and once to assess talent, future potential and succession planning. Annually, the Chief Executive Officer uses the results of these evaluations, in partnership with the Executive Vice President of Human Resources, to determine compensation packages for the other executive officers to be recommended for approval by the Committee. The Committee meets in executive session annually, typically in August, to evaluate the recommended compensation for the executive officers, and to establish their base salaries, cash incentive compensation, and share-based incentive compensation to be effective in the third fiscal quarter of the current year. The Chief Executive Officer and/or Executive Vice President of Human Resources may request a meeting with the Committee at an interim date to review the compensation package of an executive officer in the event of organizational or responsibility changes, retention risks or new hires that occur during the year.

        In determining compensation components and levels, the Committee considers the scope of the executive's responsibility; the Company's overall performance; the executive's overall performance and future potential; the cash, equity and total compensation paid by competitors to employees in comparable positions; and the executive's past earnings and earning potential resulting from previously acquired common stock and share-based incentives.

Compensation Benchmarking and Consultants

        The Committee believes that information regarding pay practices at other companies is useful in two respects. First, the Committee recognizes that its compensation practices must be competitive in the marketplace in order to attract, motivate and retain executives. Second, this marketplace information, among the other aforementioned factors, is considered by the Committee to assess the reasonableness of compensation.

        The Committee engaged Korn Ferry, an independent consultant, for executive and director compensation consulting services to assist in the review of the Company's compensation practices and programs in fiscal year 2018. Korn Ferry provided the Committee with survey benchmarks and peer group benchmarks, where available, for annual cash compensation and share-based compensation paid to executive officers. In addition, the consultant provided an analysis of board of director compensation and an overview of executive officer compensation trends in the retail industry and among a peer group of companies. The survey benchmarks were selected from Korn Ferry's proprietary Retail Industry Survey.

        The Company supplements the survey benchmarks with peer group benchmarks, where available. The peer companies selected generally meet one or more of the following criteria: apparel retailers that compete for the Company's talent, have similarly sized stores, are multi-state operators, are similar in size, with revenues ranging from approximately 0.5 to 2.5 times the Company's revenues, and/or have the same or similar customer bases. While the Company strives to maintain consistency in the peer group to enhance credibility of the comparisons, the composition of the group is reviewed annually to ensure that changes in the competitive landscape and the peers' businesses are considered. No changes were made to the peer group as a result of the fiscal year 2018 review.

        The current peer group is comprised of the following companies:

• The Buckle, Inc.	• Express, Inc.
• The Cato Corporation	• Francesca's Holdings Corporation
• Chico's FAS, Inc.	• J.Jill, Inc.
• The Children's Place, Inc.	• Tilly's, Inc.
• Christopher & Banks Corporation	• Vera Bradley, Inc.
• Citi Trends, Inc.	• Zumiez, Inc.
• Destination Maternity Corporation

        The Company uses this information and the information regarding compensation practices at other companies to assist in determining an overall compensation level, including mix of compensation types, that it deems competitive and appropriate. The Company generally targets cash compensation for executive officers, including base salary and cash incentive compensation, to be between the 50th to 75th percentiles of total cash compensation of their peers. This percentile varies among executive officers and may be above or below the target depending on the factors discussed above regarding the determination of compensation components and compensation levels for executive officers, as well as to ensure the retention of key executives in the highly competitive retail market. The Company does not use any formulaic benchmarking to determine executive compensation.

Compensation Components

        The Company's executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer's annual base salary and annual cash incentive compensation. Long-term compensation may include grants of SARs, stock options, performance and time-vesting restricted stock or other share-based incentives and cash incentive compensation established by the Company, as determined by the board of directors.

        Allocation of Compensation Components.    There is no pre-established policy for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by its compensation consultants and other sources to determine the appropriate level and mix of compensation. Income from incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. For fiscal year 2018, variable compensation based on performance (consisting of short-term cash incentive compensation and long-term equity compensation) represented 74% of the Chief Executive Officer's total target compensation and 53% of the average total target compensation for the other named executive officers.

        The target allocation of compensation components for the Chief Executive Officer and for the average of the other named executive officers for fiscal year 2018 was as follows:

Reported Compensation Versus Realized Compensation

        The Company notes that there is a difference between reported compensation in the Summary Compensation Table in this Proxy Statement and realized compensation, as the Company emphasizes that named executive officers receive a significant portion of their compensation in the form of incentive compensation that is dependent upon Company performance. The following table summarizes, for the fiscal years indicated, the amount of compensation realized, compared to the amount of compensation reported, for the Company's named executive officers.

Name	Year	Total Reported Compensation ($)(1)	Total Realized Compensation ($)(2)	Total Realized Compensation vs. Total Reported Compensation ($)	Total Realized Compensation as a Percentage of Total Reported Compensation
Gregory J. Scott	2018	3,522,735	2,004,147	(1,518,588)	56.9%
	2017	1,902,699	2,090,388	187,689 (3)	109.9	%(3)
	2016	2,048,902	1,125,600	(923,302)	54.9%
Sheamus Toal	2018	1,286,791	1,154,663	(132,128)	89.7%
	2017	826,199	868,781	42,582 (3)	105.2	%(3)
	2016	707,908	705,632	(2,276)	99.7%
Faeth Bradley	2018	837,780	622,940	(214,840)	74.4%
	2017	614,367	645,782	31,415 (3)	105.1	%(3)
	2016	545,745	420,317	(125,428)	77.0%
John M Worthington	2018	1,406,875	1,766,601	359,726 (4)	125.6	%(4)
	2017	1,274,046	1,662,735	388,689 (3)	130.5	%(3)
	2016	1,099,402	800,000	(299,402)	72.8%
Michelle Pearlman	2018	1,263,554	1,038,410	(225,144) (4)	82.2	%(4)
	2017	1,128,562	1,112,251	(16,311) (3)	98.6	%(3)
	2016	666,500	150,000	(516,500)	22.5%

(1)
"Total Reported Compensation" is the amount set forth in the "Total" column of the Summary Compensation Table in this Proxy Statement.

(2)
"Total Realized Compensation" is the amount actually earned during the indicated fiscal year, consisting of annual base salary, cash bonus, market value of restricted stock and units vested, net value realized from SARs and options exercised, and the employer match under the Company's defined contribution savings and retirement plan.

(3)
In fiscal year 2017, the named executive officers did not receive equity awards in connection with their annual performance review. As a result, their fiscal year 2017 reported compensation may be less than realized compensation, which includes the market value of restricted stock vested during fiscal year 2017 that was granted in prior fiscal years.

(4)
Reflects the value realized from the exercise of SARs subsequent to the executive's separation date from employment with the Company.

        Annual Base Salary.    The Committee determines base salaries for executives and periodically reviews the base salaries of its executive officers and approves adjustments, as appropriate, based on the factors discussed above. For the amount of base salary earned by each named executive officer during fiscal year 2018, refer to the Summary Compensation Table in this Proxy Statement.

        Incentive Compensation Plan.    The Company's IC Plan provides its senior management with bonuses linked to the seasonal and annual financial results of the business. Compensation earned under the IC Plan will generally be paid in cash; however, the Committee may in its discretion grant equity based awards under the Company's Amended and Restated 2006 Long-Term Incentive Plan, and on such terms as are determined by the Committee. Target spring, fall and full-year bonus levels are established for each executive participating in the program (as a percentage of base salary) with a target bonus attained if the Company achieves the target operating income goals approved by the Committee for the spring, fall and full-year bonus periods.

        The target bonuses are set based on each executive's scope of responsibility and impact on the performance of the Company. Each fiscal year the Committee approves minimum, target and maximum operating income goals that provide executives with the incentive to drive increases in net sales and gross margin, to control expenses and to increase stockholder value. If operating income falls below the minimum threshold, no incentive compensation is paid. If the operating income achieved is between the minimum threshold and the target goal, executives can earn between 20% and 100% of their target bonus. If the operating income achieved is between the target and the maximum goals, executives can earn between 100% and 200% of their target bonus.

        When considering what the minimum, target and maximum operating income goals should be for fiscal year 2018, the Committee considered the Company's fiscal year 2017 actual operating results, the macroeconomic environment and its effect on consumers' spending on the Company's merchandise, the continued decline in mall traffic, and the Company's near and long-term growth strategies and the planned timing of the execution of such strategies.

        For fiscal year 2018, the Committee approved the following minimum, target and maximum non-GAAP adjusted operating income goals, as well as the actual payout percentage earned based on actual operating results:

(Amounts in thousands)	Minimum	Target	Maximum	Bonus Period Allocation	Actual Payout % Earned
Spring 2018	$1,400	$5,400	$7,500	25%	200%
Fall 2018	$6,500	$8,500	$10,500	25%	—%
Full Year 2018	$7,900	$13,900	$18,000	50%	78%

        For the bonus earned by each named executive officer under the IC Plan during fiscal year 2018, refer to the Summary Compensation Table in this Proxy Statement.

        The Company offers its senior management the ability to participate in the Company's Management Stock Purchase Plan ("MSPP"), which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company's senior management to have more ownership of the Company's stock, aligning senior management's interests with shareholders' interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company's Amended and Restated 2006 Long-Term Incentive Plan (the "2006 Plan"). The minimum deferral period is for three years. Deferral elections must be made by December 31st of the year prior to the fiscal year that the deferral election applies to and are irrevocable. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company. For stock awards issued under the MSPP during fiscal year 2018, refer to the Grants of Plan Based Awards in Fiscal Year 2018 table in this Proxy Statement.

        Amended and Restated 2006 Long-Term Incentive Plan.    The Company's board of directors and stockholders originally approved the 2006 Plan on May 3, 2006, and June 21, 2006, respectively. The 2006 Plan has been amended and approved by stockholders from time to time to, among other things, increase the number of shares available for issuance. The aggregate number of shares of the Company's common stock that may be issued under the 2006 Plan is 12,668,496 shares, and the maximum number of shares which may be used for awards other than stock options or SARs is 7,750,000 shares. These shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

        The principal purpose of the 2006 Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (a) providing executive officers, as well as other key employees, non-employee directors of the Company, and consultants to the Company with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Certain awards may be conditioned on the Company achieving certain performance goals that are based on one or more performance measures including, among others: revenue growth, earnings per share, EBITDA, operating income, net income, return on equity, return on invested capital and return on net assets. The Committee will determine the performance conditions at the time of the grant.

        The grant date for all share-based awards the Company issues is a date on or after the date the Committee approves the terms of the award and, in the case of a new hire, on or after the new hire start date. The exercise price, if applicable, for all share-based awards is equal to the Company's closing stock price listed on the NYSE on their respective grant dates.

        During fiscal year 2018, the Committee approved share-based awards to be granted to its senior management team in an effort to promote the long-term growth and profitability of the Company, as well as hire, retain and motivate the Company's senior management. All awards granted to the named executive officers during fiscal year 2018 are as follows:

	Stock Appreciation Rights(1)	Restricted Stock(1)	Performance-Based Restricted Stock(2)	Deferred Stock Units(3)
Gregory J. Scott	153,688	153,688	97,150	48,156
Sheamus Toal	86,065	18,442	—	24,148
Faeth Bradley	57,377	12,295	—	6,376
John M Worthington(4)	86,065	18,442	—	—
Michelle Pearlman(4)	57,377	12,295	—	—

(1)
In connection with the Company's annual performance review process, the named executive officers were granted restricted stock awards that cliff vest on August 27, 2021, and SARs that become exercisable as follows: 25% on August 27, 2019, 25% on August 27, 2020, and 50% on August 27, 2021, subject to the executive's continued employment with the Company.

(2)
Mr. Scott was granted a performance-based restricted stock award that vests subject to the Company achieving fiscal year target EBITDA levels for fiscal year 2019, fiscal year 2020 and fiscal year 2021, and Mr. Scott's continued employment with the Company through March 2022. For each fiscal year EBITDA target achieved by the Company, Mr. Scott will earn 25% of the total number of restricted shares. If the Company achieves the cumulative fiscal year EBITDA goal for all three fiscal years combined, Mr. Scott will earn 25% of the total number of restricted shares.

(3)
Represents the Company's match under the MSPP and vests on the third anniversary of the grant date.

(4)
The share-based awards granted to Mr. Worthington and Ms. Pearlman in fiscal year 2018, along with all other unvested equity awards held by each executive, were forfeited on their respective separation dates from employment with the Company.

        The Company has adopted a policy which prohibits directors, executive officers and certain other key financial employees from engaging in transactions designed to hedge against the economic risks associated with an investment in the Company's common stock. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning the Company's common stock.

        Other Cash Incentive Compensation.    From time to time, the Chief Executive Officer, in partnership with the Executive Vice President of Human Resources, may propose to the Committee cash incentive compensation for an executive officer, which may be subject to time and/or performance requirements, to recruit, retain, reward or provide additional performance incentives to executives, among other reasons.

        All Other Compensation.    Each executive officer is eligible to participate in the Company's benefit plans, such as medical, dental, disability, group life, vision and business travel life insurance. Executive officers participate in the benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance benefits and reimbursement for eligible medical expenses not covered by the Company's benefit plan.

        The Company contributes to a defined contribution savings and retirement plan (the "SARP") qualifying under section 401(k) of the Internal Revenue Code. Participation in the SARP is available to all non-union associates who have completed 1,000 or more hours of service with the Company during certain 12-month periods and have attained the age of 21. Participants can contribute up to 100% of their pay to the SARP, subject to Internal Revenue Service limits. The Company matches 100% of the employee's contribution up to a maximum of 4% of the employee's eligible pay. The Company match is immediately vested.

Employment Agreements—Termination, Change in Control and Non-Compete/Non-Solicitation Arrangements

        The Company has entered into letter agreements of employment with Mr. Scott, Mr. Toal, and Ms. Bradley. Under the terms of these agreements, Mr. Scott, Mr. Toal, and Ms. Bradley are currently entitled to annual base salaries of $900,000, $600,000, and $405,000, respectively, which the Committee, at any time, may increase or decrease based on the executives' and the Company's performance, among other pertinent factors. Mr. Scott, Mr. Toal, and Ms. Bradley are also entitled to participate in the Company's employee benefit plans, equity incentive compensation plans and IC Plan, which provides for performance-based bonuses (currently 120%, 65%, and 55% of base salary, respectively).

        Mr. Scott, Mr. Toal, and Ms. Bradley are each entitled to receive termination payments and other benefits from the Company following termination of employment by the Company without cause or by reason of disability or death. In addition, Mr. Scott is entitled to receive termination payments from the Company following his voluntary resignation from the Company, subject to his continued observance of the covenants, including non-compete and non-solicitation clauses, contained in his letter agreement of employment. In accordance with the executives' share-based payment agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the Committee, at its sole discretion, may decide if some or all of the executives' unvested share-based awards will immediately vest. If necessary to prevent such executive officers from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under their letter agreements of employment will not be paid until six months after employment termination. Refer to the "Potential Payments Upon Termination or Change in Control" section of this Proxy Statement for further discussion of the termination payments. Mr. Scott, Mr. Toal, and Ms. Bradley have agreed to be bound by a 12-month non-compete provision upon voluntary resignation or termination for cause. Mr. Scott, Mr. Toal, and Ms. Bradley have agreed to be bound by a 12-month non-solicitation provision.

        In connection with Mr. Worthington no longer being employed by the Company effective December 3, 2018 (the "separation date"), the Company and Mr. Worthington entered into a separation agreement that entitles Mr. Worthington to the payment of base salary for one year after the separation date totaling $750,000, which will be offset by any salary earned at Mr. Worthington's new employer, if employment is obtained within one year from the separation date. The separation agreement restricts Mr. Worthington from soliciting the Company's employees for 12 months from the separation date.

        In connection with Ms. Pearlman no longer being employed by the Company effective January 10, 2019 (the "separation date"), the Company and Ms. Pearlman entered into a separation agreement that entitles Ms. Pearlman to the payment of base salary for one year after the separation date totaling $650,000, which will be offset by any salary earned at Ms. Pearlman's new employer, if employment is obtained within one year from the separation date. The separation agreement restricts Ms. Pearlman from soliciting the Company's employees for 12 months from the separation date.

Accounting and Tax Treatment

        The Company accounts for share-based payment awards in accordance with ASC 718, which requires that all forms of share-based payments be treated as compensation expense and recognized in the Company's consolidated statement of operations over the vesting period.

        Cash compensation or non-equity compensation, including base salary and incentive compensation, is recorded as an expense with an offsetting liability in the Company's consolidated financial statements as it is earned.

        As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) of the Code generally limits a company from deducting compensation paid to certain "covered employees" in excess of $1 million in any fiscal year.

        Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the "Tax Act") on December 22, 2017, prohibited a tax deduction to public companies for compensation in excess of $1 million paid to any named executive officer unless the compensation qualified as "performance-based." The performance-based exception under Section 162(m) was repealed by the Tax Act and is not available for future compensation payments other than certain grandfathered payments in limited circumstances pursuant to written binding contracts in effect on November 2, 2017.

        In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules, (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Company's equity compensation plans may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option or certain other awards is accelerated because of a change in control, such option or award (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

 Summary Compensation Table

        The following table summarizes, for the fiscal years indicated, the principal components of compensation for the Company's named executive officers. The compensation set forth below fully reflects compensation for work performed on the Company's behalf.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)(4)		Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Gregory J. Scott	2018	900,000	—	1,256,944	(1)	376,536	961,200	28,055	3,522,735
Chief Executive Officer	2017	917,308	—	10,124		—	947,160	28,107	1,902,699
	2016	900,000	—	1,116,000	(1)	—	—	32,902	2,048,902
Sheamus Toal	2018	525,481	40,000	167,311		210,859	314,600	28,540	1,286,791
EVP, Chief Operating Officer and	2017	509,615	—	4,062		—	285,026	27,496	826,199
Chief Financial Officer	2016	495,000	25,000	43,000		105,800	—	39,108	707,908
Faeth Bradley	2018	397,500	—	77,470		140,574	194,123	28,113	837,780
EVP, Human Resources	2017	397,500	—	1,340		—	188,116	27,411	614,367
	2016	382,500	—	43,000		105,800	—	14,445	545,745
John M Worthington	2018	623,077	—	89,997		210,859	281,250	201,692	1,406,875
Former President and	2017	764,423	—	—		—	493,312	16,311	1,274,046
Chief Operating Officer	2016	750,000	50,000	107,500		184,000	—	7,902	1,099,402
Michelle Pearlman	2018	610,000	—	60,000		140,574	376,025	76,955	1,263,554
Former EVP,	2017	662,500	—	—		—	449,751	16,311	1,128,562
eCommerce and	2016	150,000	—	316,500		200,000	—	—	666,500
Chief Marketing Officer

(1)
Mr. Scott's stock awards in fiscal years 2018 and 2016 include performance-based awards valued at $0.4 million and $1.1 million in each fiscal year, respectively. Mr. Scott was not granted performance-based awards in fiscal year 2017.

Mr. Scott's fiscal year 2018 performance-based award vests subject to the Company achieving fiscal year target EBITDA levels for fiscal year 2019, fiscal year 2020 and fiscal year 2021, and Mr. Scott's continued employment with the Company through March 2022. For each fiscal year EBITDA target achieved by the Company, Mr. Scott will earn 25% of the total number of restricted shares. If the Company achieves the cumulative fiscal year EBITDA goal for all three fiscal years combined, Mr. Scott will earn 25% of the total number of restricted shares.

Mr. Scott's fiscal year 2016 performance-based awards have since been cancelled due to the Company not achieving the target operating income level required in order for the awards to vest at the end of the performance period.

(2)
Reflects base salary earned for the 52-week fiscal year ended February 2, 2019 ("fiscal year 2018"), the 53-week fiscal year ended February 3, 2018 ("fiscal year 2017"), and the 52-week fiscal years ended January 28, 2017 ("fiscal year 2016"). Ms. Pearlman was appointed to the position of EVP, eCommerce and Chief Marketing Officer effective November 7, 2016 and therefore her fiscal year 2016 base salary reflects the period from November 7, 2016 to January 28, 2017.

(3)
The amounts in these columns reflect the aggregate grant date fair value of share-based awards issued during fiscal year 2018, fiscal year 2017, and fiscal year 2016 presented in accordance with ASC 718, excluding any estimate for forfeitures. These amounts reflect the grant date fair value and do not represent the actual value that may be realized by the named executive officers. For the relevant assumptions used to determine the valuation of share-based awards for fiscal year 2018, fiscal year 2017, and fiscal year 2016, refer to Note 9, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2018, as filed with the SEC on April 17, 2019.

(4)
Subsequent to receiving stockholder approval, the Company completed an equal value-for-value stock option and SARs exchange program on June 29, 2017 as described in the Company's Proxy Statement filed with the SEC on May 2, 2018. The exchange ratio was calculated such that the value of the Replacement SARs would equal the value of the canceled Eligible Awards, determined in accordance with the Black-Scholes option valuation model, with no incremental cost incurred by the Company. In accordance with SEC rules, since the Company did not recognize any incremental cost, the grant date fair value of the Replacement SARs granted to the named executive officers are not included in the above table.
  As a result of the stock option and SARs exchange program on June 29, 2017, the named executive officers were not granted share-based awards in connection with their fiscal year 2017 annual performance reviews. The amounts in the fiscal year 2017 Stock Awards column represent deferred stock units issued under the Company's MSPP.

(5)
Represents amounts earned under the Company's IC Plan. Refer to the "Compensation Discussion and Analysis" section in this Proxy Statement for further information about the Company's IC Plan.

Includes the amounts in the table below that the executives deferred under the Company's MSPP.

Name	Year	Deferred under MSPP ($)
Mr. Scott	2018	—
	2017	10,124
	2016	—
Mr. Toal	2018	47,190
	2017	4,062
	2016	—
Ms. Bradley	2018	—
	2017	1,340
	2016	—
(6)
The amounts shown in the "All Other Compensation" column are detailed in the following table:

Name	Year	Employer Match to the 401(k) under the Company's SARP ($)	Premiums Paid for Medical Reimbursement Policy ($)	Severance ($)(1)	Total ($)
Mr. Scott	2018	11,000	17,055	—	28,055
Mr. Toal	2018	11,485	17,055	—	28,540
Ms. Bradley	2018	11,058	17,055	—	28,113
Mr. Worthington	2018	—	15,634	186,058	201,692
Ms. Pearlman	2018	7,400	17,055	52,500	76,955

(1)
Mr. Worthington and Ms. Pearlman are each entitled to be paid their base salary for 12 months subsequent to their separation date of December 3, 2018 and January 10, 2019, respectively, subject to their continued observance of the covenants contained in their letter agreement of employment and separation agreement. The base salary paid to Mr. Worthington and Ms. Pearlman after February 2, 2019 will be offset by any salary earned at their new employer, if employment is obtained within the applicable severance period.

Grants of Plan-Based Awards in Fiscal Year 2018

        The following table provides information relating to all plan-based awards granted to the named executive officers during fiscal year 2018.

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(5)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory J. Scott	08/27/18	—	—	—	—	—	—	—		153,688	4.88	376,536
	08/27/18	—	—	—	—	—	—	153,688	(3)	—	—	749,997
	03/20/18	—	—	—	—	—	—	96,312	(4)	—	—	263,895
	09/28/18	—	—	—	—	97,150	97,150	—		—	—	374,999
	—	216,000	1,080,000	2,160,000	—	—	—	—		—	—	—
Sheamus Toal	08/27/18	—	—	—	—	—	—	—		86,065	4.88	210,859
	08/27/18	—	—	—	—	—	—	18,442	(3)	—	—	89,997
	03/20/18	—	—	—	—	—	—	38,644	(4)	—	—	105,885
	08/20/18	—	—	—	—	—	—	9,652	(4)	—	—	48,743
	—	78,000	390,000	780,000	—	—	—	—		—	—	—
Faeth Bradley	08/27/18	—	—	—	—	—	—	—		57,377	4.88	140,574
	08/27/18	—	—	—	—	—	—	12,295	(3)	—	—	60,000
	03/20/18	—	—	—	—	—	—	12,752	(4)	—	—	34,940
	—	44,550	222,750	445,500	—	—	—	—		—	—	—
John M Worthington	08/27/18	—	—	—	—	—	—	—		86,065	4.88	210,859
	08/27/18	—	—	—	—	—	—	18,442	(3)	—	—	89,997
	—	112,500	562,500	1,125,000	—	—	—	—		—	—	—
Michelle Pearlman	08/27/18	—	—	—	—	—	—	—		57,377	4.88	140,574
	08/27/18	—	—	—	—	—	—	12,295	(3)	—	—	60,000
	—	84,500	422,500	845,000	—	—	—	—		—	—	—

(1)
At February 2, 2019, the last day of fiscal year 2018, these amounts represent the estimated range of cash bonuses that the executive could have potentially earned for fiscal year 2018 performance under the Company's IC Plan as described in the "Compensation Discussion and Analysis" section of this Proxy Statement. If the Company's actual operating income achieved falls below the minimum threshold, no incentive compensation is paid.

(2)
In connection with the Company's annual performance review process, Mr. Scott was granted a performance-based restricted stock award that vests subject to the Company achieving fiscal year target EBITDA levels for fiscal year 2019, fiscal year 2020 and fiscal year 2021, and Mr. Scott's continued employment with the Company through March 2022. For each fiscal year EBITDA target achieved by the Company, Mr. Scott will earn 25% of the total number of restricted shares. If the Company achieves the cumulative fiscal year EBITDA goal for all three fiscal years combined, Mr. Scott will earn 25% of the total number of restricted shares.

(3)
In connection with the Company's annual performance review process, the named executive officers were awarded restricted stock which cliff vests on August 27, 2021. Mr. Worthington and Ms. Pearlman's share-based awards were forfeited upon no longer being employed by the Company.

(4)
Represents deferred stock units issued under the Company's MSPP, of which 50% of the units reported in the table above for each executive represents the executive's elected deferral and were immediately vested and 50% of the units represent the Company's match under the MSPP and vest on the third anniversary of the grant date. For further information regarding the Company's MSPP, please refer to the "Compensation Discussion and Analysis" section in this Proxy Statement.

(5)
In connection with the Company's annual performance review process, each named executive officer was awarded SARs that vest as follows: 25% on August 27, 2019, 25% on August 27, 2020, and 50% on August 27, 2021. Mr. Worthington and Ms. Pearlman's share-based awards were forfeited upon no longer being employed by the Company.

Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in the Company's common stock.

(6)
Represents the aggregate grant date fair value of share-based awards calculated in accordance with ASC 718, excluding any estimate for forfeitures. For the relevant assumptions used to determine the valuation of share-based awards during fiscal year 2018, refer to Note 9, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2018, as filed with the SEC on April 17, 2019.

(7)
All share-based awards granted to the named executive officers during fiscal year 2018 are under the Company's 2006 Plan.

 Outstanding Equity Awards at 2018 Fiscal Year-End

        The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, February 2, 2019.

						Stock Awards
											Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Option Awards								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Gregory J. Scott	294,000	—	—	1.36	06/01/20	—		—	—		—
	45,283	—	—	1.36	02/15/21	—		—	—		—
	101,754	—	—	1.36	04/16/22	—		—	—		—
	111,864	—	—	1.36	08/26/23	—		—	—		—
	44,999	—	—	1.36	08/25/24	—		—	—		—
	122,580	—	—	1.36	08/25/25	—		—	—		—
	—	153,688	—	4.88	08/27/28	—		—	—		—
	—	—	—	—	—	6,211	(3)	19,503	—		—
	—	—	—	—	—	48,156	(3)	151,210	—		—
	—	—	—	—	—	—		—	97,150	(4)	305,051
Sheamus Toal	11,111	—	—	1.36	06/29/19	—		—	—		—
	15,306	—	—	1.36	04/01/20	—		—	—		—
	10,377	—	—	1.36	04/15/21	—		—	—		—
	33,070	—	—	1.36	04/16/22	—		—	—		—
	37,502	—	—	1.36	08/26/23	—		—	—		—
	51,578	—	—	1.36	08/25/24	—		—	—		—
	70,249	—	—	1.36	08/25/25	—		—	—		—
	57,500	57,500	—	2.15	08/22/26	—		—	—		—
	—	86,065	—	4.88	08/27/28	—		—	—		—
	—	—	—	—	—	20,000	(2)	62,800	—		—
	—	—	—	—	—	2,492	(3)	7,825	—		—
	—	—	—	—	—	18,442	(2)	57,908	—		—
	—	—	—	—	—	19,322	(3)	60,671	—		—
	—	—	—	—	—	4,826	(3)	15,154	—		—
Faeth Bradley	64,286	—	—	1.36	12/27/21	—		—	—		—
	37,502	—	—	1.36	08/26/23	—		—	—		—
	51,578	—	—	1.36	08/25/24	—		—	—		—
	83,496	—	—	1.36	08/25/25	—		—	—		—
	57,500	57,500	—	2.15	08/22/26	—		—	—		—
	—	57,377	—	4.88	08/27/28	—		—	—		—
	—	—	—	—	—	20,000	(2)	62,800	—		—
	—	—	—	—	—	822	(3)	2,581	—		—
	—	—	—	—	—	12,295	(2)	38,606	—		—
	—	—	—	—	—	6,376	(3)	20,021	—		—
John M Worthington	—	—	—	—	—	—		—	—		—
Michelle Pearlman	50,000	—	—	2.11	04/10/19	—		—	—		—

(1)
Mr. Scott's 153,688 SARs with an exercise price of $4.88 become exercisable as follows: 38,422 on August 27, 2019; 38,422 on August 27, 2020, and 76,844 on August 27, 2021.

Mr. Toal's and Ms. Bradley's 57,500 SARs with an exercise price of $2.15 become exercisable on August 22, 2019. Mr. Toal's 86,065 SARs with an exercise price of $4.88 become exercisable as follows: 21,516 on August 27, 2019; 21,516 on August 27, 2020, and 43,033 on August 27, 2021. Ms. Bradley's 57,377 SARs with an exercise price of $4.88 become exercisable as follows: 14,344 on August 27, 2019; 14,344 on August 27, 2020, and 28,689 on August 27, 2021.

Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in the Company's common stock.

(2)
Mr. Toal's 20,000 shares of restricted stock vest on August 22, 2019. Mr. Toal's 18,442 shares of restricted stock vest on August 27, 2021.

Ms. Bradley's 20,000 shares of restricted stock vest on August 22, 2019. Ms. Bradley's 12,295 shares of restricted stock vest on August 27, 2021.

(3)
Represents the Company's match of unvested deferred stock units under the MSPP for various bonus periods under the IC Plan. The deferred units matched by the Company under the MSPP vest on the third anniversary of the grant date. For further information regarding the Company's MSPP, please refer to the "Compensation Discussion and Analysis" section in this Proxy Statement.

(4)
Mr. Scott's 97,150 shares of performance-based restricted stock vest subject to the Company achieving fiscal year target EBITDA levels for fiscal year 2019, fiscal year 2020 and fiscal year 2021, and Mr. Scott's continued employment with the Company through March 2022. For each fiscal year EBITDA target achieved by the Company, Mr. Scott will earn 25% of the total number of restricted shares. If the Company achieves the cumulative fiscal year EBITDA goal for all three fiscal years combined, Mr. Scott will earn 25% of the total number of restricted shares.

(5)
Market value is based on the closing price of the Company's common stock on February 2, 2019, the last day of fiscal year 2018, which was $3.14, multiplied by the number of shares.

Option Exercises and Stock Vested in Fiscal Year 2018

        The following table shows the number of shares of the Company's common stock acquired and the value realized by each named executive officer upon the exercise of stock options and SARs and vesting of restricted stock and units during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregory J. Scott	—	—	48,156	131,947
Sheamus Toal	25,000	59,000	48,165	204,097
Faeth Bradley	—	—	6,989	20,259
John M Worthington	573,083	728,274	25,000	134,000
Michelle Pearlman	50,000	44,985	—	—

(1)
Represents the difference between the fair market value of the Company's common stock at exercise and the exercise price, multiplied by the number of stock options and SARs exercised.

(2)
Represents the number of vested shares of restricted stock and deferred units multiplied by the fair market value of the Company's common stock at the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2018

        The following table provides information relating to the deferred compensation activity and balances, if any, for each named executive officer.

Name	Executive Contributions in Fiscal Year 2018 ($)(1)	Company Contributions in Fiscal Year 2018 ($)(2)	Aggregate Earnings in Fiscal Year 2018 ($)	Aggregate Withdrawals/ Distributions in Fiscal Year 2018 ($)	Aggregate Balance At End of Fiscal Year 2018 ($)(3)
Gregory J. Scott	—	131,947	40,016	—	341,431
Sheamus Toal	47,190	77,314	4,977	(21,876)	190,137
Faeth Bradley	—	17,470	7,174	(5,578)	45,215
John M Worthington	—	—	—	—	—
Michelle Pearlman	—	—	—	—	—

(1)
The contribution amount, if any, reflects a deferral under the MSPP of a portion of the annual bonus earned by the applicable named executive officer under the IC Plan in fiscal year 2018 and is reflected in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table in fiscal year 2018. Represents the grant date fair value of the vested deferred stock units.

(2)
The contribution amount, if any, consists of an unvested contribution by the Company under the MSPP and is reflected in the "Stock Awards" column of the Summary Compensation Table in fiscal year 2018. Represents the grant date fair value of the unvested deferred stock units granted in fiscal year 2018 by the Company.

(3)
Included in the aggregate balance for Mr. Scott, Mr. Toal, and Ms. Bradley is $284,143, $185,566, and $37,620 that has been reported as compensation in the Summary Compensation Table in previous years.

        The Company offers its senior management the ability to participate in the Company's MSPP, which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company's senior management to have more ownership of the Company's stock, aligning senior management's interests with shareholders' interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company's 2006 Plan. The minimum deferral period is for three years. Deferral elections must be made by December 31st of the year prior to the fiscal year that the deferral election applies to and are irrevocable. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company.

Potential Payments Upon Termination or Change in Control

        This section explains the payments and benefits to which the named executive officers are entitled in various termination of employment and change in control scenarios. These are hypothetical situations that require the Company to make assumptions concerning the termination scenarios that affect the termination payments; as such, the termination payments and other benefits presented in the following tables are estimates as of a point in time. For purposes of this section, the Company has assumed that termination of employment or change in control occurred on February 2, 2019, the last day of fiscal year 2018.

        The following termination-related terms used herein are defined as follows:

          "Cause" generally means: (i) wrongful misappropriation of the Company's assets; (ii) certain conditions that render the executive incapable of performing the essential functions of their position; (iii) conviction of, or pleading "guilty" or "no contest" to, a felony; (iv) intentionally causing the Company to violate a material local, state or federal law; (v) willful refusal to comply with a significant, lawful and proper policy, directive or decision of the executive's supervisor or the board of directors of the Company; (vi) the executive's breach of the employment agreement or letter agreement of employment, in any material respect; and (vii) gross negligence or willful misconduct in connection with the executive's duties and responsibilities to the Company.

          "Change in Control" generally means: (i) the acquisition by a "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, that results in such person becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (a) 30% or more of the Company's voting securities and (b) a greater percentage of the Company's voting securities than Irving Place Capital and certain other voting security holders; (ii) a change in the majority of the board of directors; (iii) the occurrence of certain reorganizations, mergers or consolidations of the Company; or (iv) a sale of all or substantially all of the assets of the Company.

          "Disability" generally means: the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the executive to perform his or her customary or other comparable duties with the Company for a period of at least six months in any 12-month calendar period as determined in accordance with the Company's Long-Term Disability Plan.

        No termination payments are due to the named executive officers under their respective letter agreements of employment upon a change in control, following termination of employment by the Company with cause, following termination by the executive for good reason, and, with the exception of Mr. Scott, following termination by the executive.

        Following termination of employment by the Company without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and their continued observance of the covenants contained in their letter agreements of employment, each of Mr. Scott, Mr. Toal, and Ms. Bradley is entitled to be paid their base salary for 12 months. If Mr. Scott voluntarily resigns, he is entitled to be paid his base salary for 12 months subject to his continued observance of the covenants, including non-compete and non-solicitation clauses, contained in his letter agreement of employment. The base salary paid to Mr. Scott, Mr. Toal, and Ms. Bradley, would be offset by any salary earned at the executive's new employer, if employment is obtained within the applicable severance period.

        If the executive's employment is terminated by reason of disability, the executive will be entitled to be paid the following after termination: (i) 100% of base salary in year one, (ii) 80% of base salary in year two, (iii) 60% of base salary in year three, and (iv) 60% of base salary, subject to IRS limits, in year four and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

        If Mr. Scott, Mr. Toal, or Ms. Bradley's employment is terminated by reason of death, the executive's beneficiaries will be paid up to $3.0 million, depending on the executive's base salary and cause of death in accordance with the Company's life insurance policies.

Potential Payments to Gregory J. Scott upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$900,000	$—	$900,000	$—	$—	$—
Other(1)	—	—	—	—	—	2,328,000	3,000,000

Total	$—	$900,000	$—	$900,000	$—	$2,328,000	$3,000,000

Potential Payments to Sheamus Toal upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$600,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,608,000	3,000,000

Total	$—	$—	$—	$600,000	$—	$1,608,000	$3,000,000

 Potential Payments to Faeth Bradley upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$405,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,140,000	3,000,000

Total	$—	$—	$—	$405,000	$—	$1,140,000	$3,000,000

(1)
Represents amounts payable to the executive or the executive's beneficiary, in the case of death, under the Company's disability plan and life insurance policies. Termination payments for termination by reason of disability represent four years of payments under the Company's Long-Term Disability Plan in the tables above. However, the Company's Long-Term Disability Plan provides termination payments equal to 60 percent of the executive's base salary, subject to IRS limits, in year four after termination and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

Equity Compensation Plan Information

        The following table sets forth information as of February 2, 2019, about shares of the Company's common stock that may be issued under the Company's existing equity compensation plans.

	(a)		(c)
		(b)
	Number of securities to be issued upon exercise of outstanding options, SARs, warrants and rights(1)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column(a))(3)
Plan category		Weighted-average exercise price of outstanding options, SARs, warrants and rights(2)
Equity compensation plans approved by security holders	3,392,792	$2.36	4,131,871
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,392,792	$2.36	4,131,871

(1)
Includes 3,392,792 SARs. Each SAR represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in the Company's common stock.

(2)
Represents the weighted-average exercise price for outstanding SARs.

(3)
Represents 4,131,871 shares available for issuance under the 2006 Plan as of February 2, 2019.

CEO Pay Ratio

        As required by Regulation S-K under the Exchange Act, the following information is provided concerning the relationship of the total annual compensation of the Company's Chief Executive Officer and the total annual compensation of the Company's median employee.

        For fiscal year 2018:

  •
  The total annual compensation of the Company's CEO was $3,522,735, including $1,633,480 of share-based awards that are subject to performance and/or time vesting requirements through March 2022 as described in the Compensation Discussion and Analysis section of this Proxy Statement.

  •
  The total annual compensation of the Company's median employee was $5,695. The Company's median employee is a part-time, hourly retail store associate, averaging 10 hours worked per week.

        For fiscal year 2018, the ratio of the total annual compensation of the Company's Chief Executive Officer to the Company's median employee was estimated to be 619:1.

        To calculate the total annual compensation of the Company's median employee, the methodology and the material assumptions, adjustments and estimates were as follows:

  •
  The Company selected January 31, 2019, which is within the last three months of fiscal year 2018, as the date upon which to identify the Company's median employee. To identify the median employee from the Company's employee population, the Company collected actual base salary, wages and other amounts earned during fiscal year 2018, as applicable.

        A significant number of the Company's employees are part-time and seasonal workers who are store sales associates, which is why the Company's median employee is a part-time, hourly retail store associate, averaging 10 hours per week. The Company believes using the fiscal year earnings of a retail store associate that averages only 10 hours of work per week distorts the calculation of the CEO Pay Ratio. In addition to presenting the CEO Pay Ratio above in accordance with Regulation S-K, the Company is presenting an adjusted CEO Pay Ratio based on total compensation of the Company's median salaried employee, excluding part-time, seasonal and other employees paid an hourly wage:

  •
  For fiscal year 2018, the total annual compensation of the Company's median salaried employee is $53,623, which results in an adjusted CEO Pay Ratio of 66:1.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedures

        The board of directors of the Company has adopted a written Related Party Transactions Policy (the "Policy") to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, and (ii) a related party has or will have a direct or indirect material interest.

        A related party is (a) any person who is, or at any time since the beginning of the Company's last fiscal year was, a director, nominee for director or executive officer of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company's common stock, (c) any immediate family member of any of the foregoing persons, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

        Directors and executive officers are required to notify the Company's General Counsel prior to entering into (or any of their immediate family members entering into) a transaction with any entity that could be considered a related party, and on at least an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire that requires disclosure of any transaction in which the Company was or is to be a participant in which the director, nominee for director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest, in each case subject to certain pre-approved transactions. Under the Policy, these questionnaires are reviewed by the Company's General Counsel to determine whether a transaction meets the definition of a related party transaction that will require review by the audit committee. If so, the General Counsel will report the transaction to the audit committee.

        In reviewing a proposed related party transaction, the audit committee will review all relevant information available to them about the proposed transaction, and take into account, among any other factors they deem appropriate, (i) whether the transaction was undertaken in the ordinary course of business of the Company, (ii) whether the related party transaction was initiated by the Company, a subsidiary or the related party, (iii) whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, (iv) the purpose of, and the potential benefits to the Company of, the related party transaction, (v) the approximate dollar value of the amount involved in the related party transaction, particularly as it relates to the related party, (vi) the related party's interest in the related party transaction, and (vii) any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.

        If a related party transaction involves a related party who is a director or an immediate family member of a director, such director may not participate in any discussion or vote regarding approval or ratification of approval of such transaction. However, such director shall provide all material information concerning the related party transaction to the audit committee. Such director may be counted in determining the presence of a quorum at a meeting of the audit committee or board of directors that considers such transaction. The audit committee will approve the related party transaction only if they determine in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders. The audit committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the related party in connection with the approval of the related party transaction.

Stockholders Agreement

        Irving Place Capital and certain of the Company's senior management and director stockholders are party to a stockholders agreement that governs certain relationships among, and contains certain rights and obligations of, such stockholders.

        The stockholders agreement gives the parties certain rights with respect to registration under the Securities Act of shares of the Company's securities held by them and certain customary indemnification rights. These registration rights include demand registration rights requiring the Company to register their shares under the Securities Act. In addition, in the event the Company proposes to register any shares of common stock under the Securities Act the stockholders party to the stockholders agreement may request that the Company affect a registration of their shares under the Securities Act.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

        In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the Proxy Statement and presented at the 2020 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 2, 2020. The proposal should be addressed to: Chair of the Nomination and Governance Committee, RTW Retailwinds, Inc., 330 West 34th Street, 9th Floor, New York, NY 10001.

        In addition, the Company has established an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's Proxy Statement, to be brought before an annual meeting of stockholders. A stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting, regardless of any postponements, deferrals or adjournments of that meeting; provided, however, that in the event that the meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which public announcement of the date of the meeting is made to stockholders.

        A stockholder's notice with respect to a proposed item of business must include: (i) a brief description of the substance of, and the reasons for conducting, such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; (iv) any material interest of the stockholder in such business; and (v) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business.

        A stockholder's notice with respect to a director nomination must set forth: (i) name, address and number of shares of the Company which are beneficially owned by the nominating stockholder; (ii) name, age, address and number of shares of the Company which are beneficially owned by the candidate; (iii) all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors or that is otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a description of all compensation and other monetary arrangements during the past three years, and any other material relationships between the nominating stockholder and the candidate, (v) all information relating to the candidate that would be required by the Company's bylaws to be set forth in a stockholder's notice with respect to a director nomination if such candidate were a stockholder providing notice of a director nomination to be made at the meeting; (vi) a detailed biography outlining the candidate's relevant background, professional and business experience and other significant accomplishments; (vii) a notarized letter stating the candidate's written consent to being named in any proxy statement as a candidate and an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (viii) a statement by the stockholder outlining the reasons why this candidate's skills, experience and background would make a valuable contribution to the board; (ix) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate's capabilities as a potential board member; and (x) such other requirements as are set forth more fully in the Company's bylaws.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/10/2019 for shares held directly and by 11:59 P.M. ET on 06/06/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RTW RETAILWINDS, INC. 330 WEST 34TH STREET NEW YORK, NY 10001 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/10/2019 for shares held directly and by 11:59 P.M. ET on 06/06/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees Gregory J. Scott For 0 0 0 0 0 0 0 0 Yes 0 Against 0 0 0 0 0 0 0 0 No 0 Abstain 0 0 0 0 0 0 0 0 0 01 For Against Abstain 0 0 0 02 Miki Racine Berardelli 2. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2019. 03 David H. Edwab 04 James O. Egan NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 05 Brenda Freeman 06 Christy Haubegger 07 John D. Howard 08 Grace Nichols For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000423115_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com REVOCABLE PROXY RTW RETAILWINDS, INC. 2019 Annual Meeting of Stockholders This proxy is solicited by the Board of Directors The undersigned, revoking all prior proxies, hereby appoints, Gregory J. Scott and Sheamus Toal, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of common stock of RTW Retailwinds, Inc. (the "Company") which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., EDT on Tuesday, June 11, 2019 or at any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000423115_2 R1.0.1.18